Exhibit 99.1

Global Technologies, Ltd Comments on Today’s Trading Activity

ST. PETERSBURG, FL / GlobeNewswire /November 11, 2021 / Global Technologies, Ltd (OTC Pink: GTLL), a holding corporation, which through its subsidiaries, has operations engaged in the online sales of CBD and hemp related products, the acquisition of intellectual property in the safety and security space and as a portal for entrepreneurs to provide immediate access to live shopping, e-commerce, distribution and logistics issues this press release in response to today’s trading activity, and the sudden decline in its stock price. The Company wishes to reassure investors that its operations are steadily moving forward and that there are no undisclosed events to warrant the recent decline.

The Company prefers not to speculate on the trading activity of its stock, however, given the recent decline, and inquiries from investors, the Company confirms the following:

Everything material has been disclosed by the Company in either its press releases or financial reports disclosed in its filings with the Securities and Exchange Commission. Further, the Company wishes to reassure its shareholders that it remains on track with its current operations.

About Global Technologies, Ltd:

Global Technologies, Ltd, based in St. Petersburg, FL, is a holding corporation, which through its subsidiaries, has operations engaged in the online sales of CBD and hemp related products, the acquisition of intellectual property in the safety and security space and as a portal for entrepreneurs to provide immediate access to live shopping, e-commerce, product placement in brick and mortar retail outlets and logistics. For further information, please visit the Company’s website at https://globaltechnologiesltd.info/.

Forward Looking Statements and Disclaimer

Statements made in this press release that express the Company or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions are intended to further identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the Company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. The Company cannot guarantee future financial results; levels of activity, performance or achievements and investors should not place undue reliance on the Company’s forward-looking statements. No information contained in this press release should be construed as any indication whatsoever of the Company’s future financial performance, future revenues or its future stock price. The forward-looking statements contained herein represent the judgment of the Company as of the date of this press release, and the Company expressly disclaims any intent, obligation or undertaking to update or revise such forward-looking statements to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. No information in this press release should be construed as any indication whatsoever of the Company’s future revenues or results of operations.

Contact:

Global Technologies, Ltd

(727) 482-1505

info@globaltechnologiesltd.info